Exhibit 99.1
Berkshire Hills Bancorp, Inc. Prices Stock Offering
PITTSFIELD, MA, May 12, 2009 — Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) announced today that it has entered into an underwriting agreement for the sale of 1.4 million shares of common stock at a price of $21.50 per share for gross proceeds of approximately $30.1 million, exclusive of any underwriter over-allotment option. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $28.0 million.
The underwriters have been granted a thirty day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.
Berkshire’s President and Chief Executive Officer Michael P. Daly stated, “We welcome the strong participation from existing and new stockholders with this investment in the future of our Company. We are the largest locally headquartered financial services provider in our regional markets, integrating deposit, loan, insurance, wealth management, and investment offerings to the communities that we serve in Massachusetts, New York, and Vermont. This new capital will allow us to expand our share of these attractive markets and to take advantage of opportunities that may develop to enter new markets. We are proud of the growing role we play in supporting our local economies as an alternative to national institutions.”
The Company expects to close the transaction, subject to customary conditions, on or about May 15, 2009.
Sandler O’Neill + Partners, L.P. is acting as lead book-running manager and Keefe, Bruyette & Woods is co-manager for the offering.
The common stock offering may be made only by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022.
ABOUT BERKSHIRE HILLS
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, wealth management, and investment services through 48 financial centers in western Massachusetts, northeastern New York, and southern Vermont. The Company has entered into an agreement to acquire CNB Financial Corp., which owns Commonwealth National Bank which is headquartered in Worcester, Massachusetts and operates six branches and approximately $300 million in assets. This transaction is based on an exchange of shares and, subject to various conditions, is expected to close in the third quarter of 2009. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

Berkshire Hills Bancorp (BHLB)	www.berkshirebank.com

FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
CONTACTS
Investor Relations Contact
David H. Gonci
Corporate Finance Officer
413-281-1973
Media Contact
Fedelina Madrid
Vice President — Marketing
413-236-3733

Berkshire Hills Bancorp (BHLB)	www.berkshirebank.com